UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 21, 2010

Commission File Number	Name of Registrant, State of Incorporation, Address and Telephone Number	IRS Employer Identification Number
1-40	PACIFIC ENTERPRISES (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2020	94-0743670

1-1402	SOUTHERN CALIFORNIA GAS COMPANY (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

The following information supplements and should be read in conjunction with the information contained in the registrants’ Annual Reports on Form 10-K for the year ended December 31, 2009 and their Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Four-Year $800 Million Revolving Credit Facility

On October 21, 2010, San Diego Gas & Electric Company and Southern California Gas Company entered into a Four-Year Revolving Credit Agreement with a syndicate of 22 lenders for which JPMorgan Chase Bank serves as administrative agent.

Southern California Gas Company is a subsidiary of Pacific Enterprises which, in turn, is a subsidiary of Sempra Energy. San Diego Gas & Electric Company is also an indirect subsidiary of Sempra Energy.

The credit facility has become effective and permits revolving credit borrowings by each utility of up to $600 million through October 21, 2014 subject to a combined borrowing limit for both utilities of $800 million. No single lender has a commitment exceeding 7 % of the facility amount.

The credit facility also provides for the issuance of letters of credit on behalf of each utility subject to a combined letter of credit commitment of $200 million for both utilities with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Borrowings under the credit facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with the borrowing utility's credit rating. The facility also requires each utility to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

Each utility’s obligations under the credit facility are individual obligations and a default by one utility would not constitute a default or preclude borrowings by, or the issuance of letters of credit on behalf of, the other utility.

The credit facility replaces the utilities’ similar $800 Million Three-Year Credit Agreement that was scheduled to expire in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PACIFIC ENTERPRISES
(Registrant)

Date: October 25, 2010	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer

SOUTHERN CALIFORNIA GAS COMPANY
(Registrant)

Date: October 25, 2010	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer